POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of The Timken Company, an Ohio corporation (the “Company”), hereby (1) constitutes and appoints Lucian Boldea, Michael A. Discenza, Hansal N. Patel and Megan R. Lanzarotta, collectively and individually, as his or her agent and attorney-in-fact, with full power of substitution and re-substitution, to (a) sign and file on his or her behalf and in his or her name, place and stead in any and all capacities (i) an Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, on Form 10-K for the fiscal year ended December 31, 2025, and (ii) any and all amendments and exhibits to such Annual Report, and (b) do and perform any and all other acts and deeds whatsoever that may be necessary or required in the premises, and (2) ratifies and approves any and all actions that may be taken pursuant hereto by any of the above-named agents and attorneys-in-fact or their substitutes.

 IN WITNESS WHEREOF, the undersigned directors and officers of the Company have hereunto set their hands as of the 13th day of February 2026.

/s/ Lucian Boldea	/s/ Christopher L. Mapes

Lucian Boldea	Christopher L. Mapes
(Principal Executive Officer)

/s/ Michael A. Discenza	/s/ James F. Palmer

Michael A. Discenza	James F. Palmer
(Principal Financial Officer)

/s/ Megan R. Lanzarotta	/s/ Ajita G. Rajendra

Megan R. Lanzarotta	Ajita G. Rajendra
(Principal Accounting Officer)

/s/ Maria A. Crowe	/s/ Kimberly K. Ryan

Maria A. Crowe	Kimberly K. Ryan

/s/ Elizabeth A. Harrell	/s/ Frank C. Sullivan

Elizabeth A. Harrell	Frank C. Sullivan

/s/ Richard G. Kyle	/s/ John M. Timken, Jr.

Richard G. Kyle	John M. Timken, Jr.

/s/ Sarah C. Lauber	/s/ Ward J. Timken, Jr.

Sarah C. Lauber	Ward J. Timken, Jr.

/s/ Todd M. Leombruno
Todd M. Leombruno